                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                          Matria Healthcare, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11

    (1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------
    (2) Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------
    (4) Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------
    (5) Total fee paid:

        ------------------------------------------------------------------------

/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

        ------------------------------------------------------------------------
    (2) Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------
    (3) Filing Party:

        ------------------------------------------------------------------------
    (4) Date Filed:

        ------------------------------------------------------------------------

                                     [LOGO]

                            MATRIA HEALTHCARE, INC.
                               1850 PARKWAY PLACE
                            MARIETTA, GEORGIA 30067
                 NOTICE OF 1999 ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON JULY 23, 1999

    NOTICE IS HEREBY GIVEN THAT the 1999 Annual Meeting of Stockholders of Matria Healthcare, Inc. (the "Company" or "Matria"), will be held on Friday, July 23, 1999, at 10:30 a.m. local time at 1850 Parkway Place, Suite 320, Marietta, Georgia 30067, for the following purposes:

        (1) To elect three Class I directors of the Company for a three year term expiring at the 2002 Annual Meeting of Stockholders and until their respective successors are duly elected and qualified; and

        (2) To transact such other business as properly may come before the Annual Meeting and any adjournment or postponement thereof.

    Your vote is important regardless of the number of shares you own. Each stockholder, even though he or she now plans to attend the Annual Meeting, is requested to sign, date and return the enclosed proxy card without delay in the enclosed postage-paid envelope. You may revoke your proxy at any time prior to its exercise. Any stockholder present at the Annual Meeting or any adjournment or postponement thereof may revoke his or her proxy and vote personally on each matter brought before the meeting.

    I look forward to welcoming you at the meeting.

                                          Very truly yours,

                                      /s/ Roberta L. McCaw

                                      -------------------------

                                          Roberta L. McCaw

                                          SECRETARY

Marietta, Georgia
June 22, 1999

                            MATRIA HEALTHCARE, INC.
                               1850 PARKWAY PLACE
                            MARIETTA, GEORGIA 30067

                                PROXY STATEMENT
                         ANNUAL MEETING OF STOCKHOLDERS

                            TO BE HELD JULY 23, 1999

                              GENERAL INFORMATION

    This proxy statement and the accompanying proxy card are being furnished to stockholders in connection with the solicitation of proxies by the Board of Directors of Matria Healthcare, Inc., a Delaware corporation (the "Company"), for use at the 1999 Annual Meeting of Stockholders (the "Annual Meeting") to be held on Friday, July 23, 1999 at 10:30 a.m. local time at 1850 Parkway Place, Suite 320, Marietta, Georgia 30067, and at any adjournment or postponement thereof.

    At the Annual Meeting, stockholders will consider and vote upon a proposal to elect three Class I directors, and upon such other matters as properly may come before the Annual Meeting. The Board unanimously urges stockholders to vote FOR the re-election of the Class I directors.

    It is anticipated that this proxy statement, accompanying proxy and the 1998 Annual Report to Stockholders will first be mailed to the Company's stockholders on or about June 22, 1999.

RECORD DATE

    The Board of Directors has fixed the close of business on June 16, 1999 as the record date (the "Record Date") for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting and at any adjournment or postponement thereof. At the close of business on the Record Date, 36,566,745 shares of Common Stock were issued and outstanding.

PROXIES

    When a proxy card is returned, properly signed and dated, the shares represented thereby will be voted in accordance with the instructions on the proxy card. If a stockholder does not attend the Annual Meeting and does not return the signed proxy card, such stockholder's shares will not be voted. If a stockholder returns a signed proxy card but does not indicate how his or her shares are to be voted, such shares will be voted FOR the election of the three Class I directors named herein. As of the date of this proxy statement, the Board of Directors does not know of any other matters that are to come before the Annual Meeting. If any other matters are properly presented at the Annual Meeting for consideration, the persons named in the enclosed form of proxy and acting thereunder will have discretion to vote on such matters in accordance with their best judgment.

    Any proxy given may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by (i) filing with the Secretary of the Company, at or before the taking of the vote at the Annual Meeting, a written notice of revocation bearing a later date than the proxy, (ii) duly executing a later dated proxy relating to the same shares of Common Stock and delivering it to the Secretary of the Company at or before the taking of the vote at the Annual Meeting or (iii) attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not in and of itself constitute a revocation of a proxy). Any written notice of revocation or subsequent proxy should be sent so as to be delivered to Matria Healthcare, Inc., 1850 Parkway Place, Marietta, Georgia 30067, Attention: Secretary, or hand delivered to the Secretary of the Company at or before the taking of the vote at the Annual Meeting.

    The Company will bear the cost of the solicitation of proxies from its stockholders. In addition to solicitation by use of the mails, proxies may be solicited by directors, officers and employees of the Company in person or by telephone or other means of communication. Such directors, officers and employees will not be additionally compensated, but may be reimbursed for out-of-pocket expenses incurred in connection with such solicitation. Arrangements also will be made with custodians, nominees and fiduciaries for the forwarding of proxy solicitation materials to beneficial owners of shares held of record by such custodians, nominees and fiduciaries, and the Company will reimburse such custodians, nominees and fiduciaries for reasonable expenses incurred in connection therewith. In addition, D. F. King & Co., Inc. ("D.F. King") will assist in the solicitation of proxies by the Company for a fee of $5,000, plus reimbursement of reasonable out-of-pocket expenses.

QUORUM

    The presence, either in person or by properly executed proxies, of the holders of a majority of the outstanding shares of the Company's Common Stock is necessary to constitute a quorum at the Annual Meeting. Shares held by a broker as nominee (i.e., in "street name") that are represented by proxies at the Annual Meeting, but that the broker fails to vote on one or more matters as a result of incomplete instructions from the beneficial owner of the shares ("broker non-votes"), will also be treated as present for quorum purposes.

VOTE REQUIRED

    The Company's stockholders are entitled to one vote at the Annual Meeting for each share of Common Stock held of record by them on the Record Date. The affirmative vote of the holders of a plurality of the shares of Common Stock present in person or represented by proxy at the Annual Meeting is required to elect the Class I directors. Votes may be cast for or withheld from each nominee for Class I director. Under applicable Delaware law, broker non-votes represented at the meeting, but with respect to which such broker or nominee is not empowered to vote on a particular proposal will have no effect on the vote for the election of Class I directors.

                            I. ELECTION OF DIRECTORS

BACKGROUND

    As contemplated by the agreement pursuant to which the Company acquired substantially all of the assets of Gainor Medical Management, L.L.C., the Board of Directors was expanded from seven (7) to nine (9) directors on January 19, 1999 in order to elect Mark J. Gainor and Rod F. Dammeyer to the Board effective upon the closing of the acquisition. Mr. Gainor was elected as a Class II Director for a term expiring in 2000. Mr. Dammeyer was elected as a Class I Director for a term expiring at the 1999 Annual Meeting. Also as contemplated by the acquisition agreement, Mr. Dammeyer has been nominated for re-election as a director for a term expiring in 2002.

    Under the Company's Certificate of Incorporation, the Board is divided into three classes, with approximately one-third of the directors standing for election each year. The three nominees for election this year are Donald R. Millard, Rod F. Dammeyer and Carl E. Sanders. Each has consented to serve for an additional term. If any director is unable to stand for election, the Board may, by resolution, provide for a lesser number of directors or designated substitute. In the latter event, shares represented by proxies may be voted for a substitute director. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE CLASS I NOMINEES SET FORTH BELOW.

                 CLASS I NOMINEES FOR THE TERM EXPIRING IN 2002

    DONALD R. MILLARD, age 51, has served as a director of the Company and as President, Chief Executive Officer and Chief Financial Officer since October 20, 1997, and prior thereto served as Senior Vice President-Finance, Chief Financial Officer and Treasurer of the Company since the formation of the Company through the merger (the "Merger") of Tokos Medical Corporation and Healthdyne, Inc. ("Healthdyne") on March 8, 1996 (the "Merger Date"). Mr. Millard served as Vice President-Finance and

Chief Financial Officer of Healthdyne from July 1987 to March 1996 and in addition, was Treasurer of Healthdyne from March 1990 to March 1996. Mr. Millard is also a director of Coast Dental Services, Inc.

    ROD F. DAMMEYER, age 58, has served as a director of the Company since January 19, 1999. Mr. Dammeyer is managing partner of Equity Group Corporate Investments, a privately held investment firm. In addition, he is a director and vice-chairman of Anixter International, Inc. where he has been employed since 1985. Mr. Dammeyer is also a director of Antec Corporation, CNA Surety Corp., Inc., Grupo Azucarero Mexico, IMC Global, Inc., Jacor Communications, Inc., Stericycle, Inc., TeleTech Holdings, Inc. and Transmedia Network, Inc. He is also a trustee of Van Kempen Investments, Inc. Closed-End Funds.

    CARL E. SANDERS, age 74, has served as a director of the Company since the Merger Date and previously served as a director of Healthdyne from 1986 until the Merger. Mr. Sanders, a former governor of the State of Georgia, is Chairman of Troutman Sanders LLP, an Atlanta based law firm which provides legal services to the Company. Mr. Sanders is also a director of Carmike Cinemas, Inc., Metromedia International Group, Inc., Norrell Corporation, HIE, Inc. and World Access, Inc.

              CLASS III DIRECTORS CONTINUING IN OFFICE UNTIL 2001

    PARKER H. PETIT, age 59, has served as Chairman of the Board of the Company since the Merger Date. In addition, he served as a member of the three-person Office of the President during the period in 1997 preceding the election of Donald R. Millard as President and Chief Executive Officer of the Company. Mr. Petit was the founder of Healthdyne and served as its Chairman of the Board of Directors and Chief Executive Officer from 1970 until the Merger. Mr. Petit is also Chairman of the Board of Directors of HIE, Inc. and a director of ASA Holdings, Inc., Intelligent Systems Corp., Norrell Corporation and Logility, Inc.

    FRANK D. POWERS, age 50, has served as Executive Vice President of the Company since the Merger Date and also has served as a member of the Board and as Chief Operating Officer since October 20, 1997. Prior thereto, he served as President of Healthdyne Maternity Management, a subsidiary of Healthdyne, from October 1989 until March 1996, and as President of Healthdyne's Home Care Group from November 1986 to October 1989. In addition, he was President of Healthdyne's Home Care Products Division from September 1984 to November 1986.

    MORRIS S. WEEDEN, age 79, has served as a director of the Company since the Merger Date and previously served as a director of Healthdyne from 1987 until the Merger. Mr. Weeden, who is retired, was Vice Chairman--Board of Directors of Morton Thiokol Inc., a salt, chemical, household and aerospace products manufacturer, from March 1980 to December 1984. Previous positions held by Mr. Weeden include Executive Vice President of Morton Norwich Products, Inc. in charge of pharmaceutical operations, President of Morton International, a pharmaceutical division of Morton Norwich Products, Inc., and President of Bristol Laboratories, a pharmaceutical division of Bristol Myers Corp.

               CLASS II DIRECTORS CONTINUING IN OFFICE UNTIL 2000

    MARK J. GAINOR, age 43, has served as a director of the Company since January 19, 1999. Pursuant to a management agreement with Lucor Holdings, Inc., Mr. Gainor has served as President of the Company's diabetes management services subsidiaries since January 19, 1999. See "Certain Transactions" herein. Prior thereto he was President and Chief Executive Officer of Gainor Medical Management, L.L.C., a company founded by his father in 1969.

    JACKIE M. WARD, age 60, has served as a director of the Company since the Merger Date. Ms. Ward is President and Chief Executive Officer of Computer Generation Incorporated, a privately-held, Atlanta based corporation engaged in designing and producing "turnkey" computer hardware and software systems for telecommunications and other specialized applications, which she founded in 1968. Ms. Ward is also a former Chairperson of the Board of Regents of the University System of Georgia and former Chairman of the Metro Atlanta Chamber of Commerce, as well as a director of SCI Systems, Inc., Trigon Healthcare, Inc., BankAmerica Corporation, Equifax, Inc., Premiere Technologies, Inc., Profit Recovery Group International, Inc. and Flowers Industries, Inc. and a member of several other civic and government organizations.

    FREDERICK P. ZUSPAN, M.D., age 77, has served as a director of the Company since the Merger Date and previously served as a director of Healthdyne from 1993 until the Merger. Dr. Zuspan, who has been a physician since 1951, has been Professor and Chairman Emeritus, Department of Obstetrics and Gynecology at the Ohio State University College of Medicine since July 1991 and Editor-in-Chief of the American Journal of Obstetrics and Gynecology since 1991. Dr. Zuspan was previously Professor of the Ohio State University College of Medicine from 1987 to 1991 and Professor and Chairman of the Department of Obstetrics and Gynecology at the Ohio State University College of Medicine from 1975 to 1987, at the University of Chicago, Pritzker School of Medicine from 1966 to 1975, and at the Medical College of Georgia from 1960 to 1966.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The following table sets forth certain information as to the beneficial ownership of shares of the Company's Common Stock as of June 1, 1999 by (i) all stockholders known by the Company to be the beneficial owners of more than five percent of its Common Stock, (ii) each director of the Company, (iii) each Named Executive Officer (as hereinafter defined), and (iv) all executive officers and directors as a group. Unless otherwise indicated, the holders listed below have sole voting and investment power with respect to all shares beneficially owned by them.

                                                                                AMOUNT AND NATURE
                                                                             OF BENEFICIAL OWNERSHIP      PERCENT
NAME OF BENEFICIAL OWNER                                                               (1)             OF CLASS (2)
--------------------------------------------------------------------------  -------------------------  -------------
Gainor Medical Management, L.L.C. (3).....................................           6,222,222                14.5%
Dimensional Fund Advisors, Inc. (4).......................................           2,091,700                 5.7%
Parker H. Petit (5).......................................................             878,790                 2.4%
Donald R. Millard (6).....................................................             267,295                  --
Frank D. Powers (7).......................................................             241,103                  --
Thornton A. Kuntz, Jr. (8)................................................              46,345                  --
Roberta L. McCaw (9)......................................................              16,010                  --
Yvonne V. Scoggins (10)...................................................              37,083                  --
Rod F. Dammeyer (11)......................................................           6,289,722                14.7%
Mark J. Gainor (12).......................................................           6,222,222                14.5%
Carl E. Sanders (13)......................................................             109,500                  --
Jackie M. Ward (14).......................................................              40,004                  --
Morris S. Weeden (15).....................................................              60,000                  --
Frederick P. Zuspan (16)..................................................              69,019                  --
All current executive officers and directors as a group
  (12 persons)............................................................           8,019,871                18.4%

------------------------

--  Less than 1%

(1) Under the rules of the Securities and Exchange Commission (the "SEC"), a person is deemed to be a beneficial owner of a security if he or she has or shares the power to vote or to direct the voting of such security ("voting power") or the power to dispose or to direct the disposition of such security ("investment power"). A person is also deemed to be a beneficial owner of any securities of which that person has the right to acquire beneficial ownership within 60 days as well as any securities owned by such person's spouse, children or relatives living in the same house. Accordingly, more than one person may be deemed to be a beneficial owner of the same securities.

(2) Based on 36,562,245 shares of Common Stock outstanding on June 1, 1999. With respect to each person or group in the table, assumes that such person or group has exercised all options, warrants and other rights to purchase Common Stock which he or she beneficially owns and which are exercisable within 60 days and that no other person has exercised any such rights.

(3) The number of shares owned is based on information contained in a report on
    Schedule 13D filed by Gainor Medical Management, L.L.C., Mark J. Gainor and Gainor Medical U.S.A. Inc. (the "Acquirers") with the Securities and Exchange Commission (the "SEC") on January 27, 1999. The Acquirers' principal business address is at 3455 Peachtree Road, Suite 777, Atlanta, GA 30326. Gainor Medical Management, L.L.C. sold substantially all of its assets to Matria in exchange for, among other things, a currently exercisable warrant to purchase 4,000,000 shares of Matria's common stock and 10,000 shares of Series A convertible preferred stock that is currently convertible into 2,222,222 shares of Matria's Common Stock. Gainor Medical U.S.A., Inc. beneficially owns 6,222,222 shares by virtue of the fact that it is the majority member of Gainor Medical Management, L.L.C. Gainor Medical U.S.A., Inc. disclaims beneficial ownership of 2,811,822 shares, the ownership of which is attributable to other members of Gainor Medical Management, L.L.C. Mr. Gainor beneficially owns 6,222,222 shares of Matria Common Stock by virtue of the fact that he owns, either directly or through his ownership of Gainor Medical U.S.A., Inc. common stock, a majority of Gainor Medical Management, L.L.C. See footnotes 12 and 13 below for a description of shares of stock disclaimed by Mr. Gainor and Rod F. Dammeyer.

(4) The number of shares owned is based on information contained in a report on
    Schedule 13G filed with the SEC on February 11, 1999. The address of Dimensional Fund Advisors, Inc. is 1299 Ocean Avenue, 11(th) Floor, Santa Monica, California 90401.

(5) Represents 711,290 shares owned by Mr. Petit, 52,500 shares held by Petit Investments Limited Partnership, 10,000 shares held by Petit Grantor Trust and 89,167 shares which are subject to purchase upon exercise of options exercisable within 60 days.

(6) Represents 85,255 shares owned by Mr. Millard, 10,000 shares owned by his adult son who resides at home, 170,000 shares which are subject to purchase upon exercise of options exercisable within 60 days, and 2,040 shares issuable upon conversion of 8% Convertible Subordinated Debentures owned by Mr. Millard.

(7) Represents 81,103 shares owned by Mr. Powers and 160,000 shares which are subject to purchase upon exercise of options exercisable within 60 days.

(8) Represents 6,052 shares owned by Mr. Kuntz and 40,293 shares which are subject to purchase upon exercise of options exercisable within 60 days.

(9) Represents 9,698 shares owned by Ms. McCaw and 6,312 shares which are subject to purchase upon exercise of options exercisable within 60 days.

(10) Represents 17,395 shares owned by Ms. Scoggins and 19,688 shares which are subject to purchase upon exercise of options exercisable within 60 days.

(11) Represents 30,000 shares owned by Mr. Dammeyer and 2,500 shares which are subject to purchase upon exercise of options exercisable within 60 days. Mr. Dammeyer disclaims ownership of 6,222,222 shares owned by Gainor Medical Management, L.L.C., a company on whose Management Committee Mr. Dammeyer serves as a member and, as such, shares voting and investment power over the securities it owns.

(12) Represents a currently exercisable warrant to purchase 4,000,000 shares and 10,000 shares of Series A convertible preferred stock that is currently convertible into 2,222,222 shares of Common Stock owned by Gainor Medical Management, L.L.C. Mr. Gainor is a member of the Management Committee and owns, either directly or through his ownership of Gainor Medical U.S.A., Inc.

    common stock, a controlling interest in Gainor Medical Management, L.L.C. Mr. Gainor disclaims ownership of 801,760 shares of the stock related to the warrant and 445,422 shares of the stock related to the Series A convertible preferred stock which are attributable to the owners of Gainor Medical Management, L.L.C. other than himself and companies that he controls.

(13) Represents 64,500 shares owned by Mr. Sanders and 45,000 shares which are subject to purchase upon exercise of options exercisable within 60 days.

(14) Represents 4 shares issuable upon conversion of 8% Convertible Subordinated Debentures owned by Ms. Ward and 40,000 shares which are subject to purchase upon exercise of options exercisable within 60 days.

(15) Represents 15,000 shares owned by Mr. Weeden and 45,000 shares which are subject to purchase upon exercise of options exercisable within 60 days.

(16) Represents 29,019 shares owned by Dr. Zuspan and 40,000 shares which are subject to purchase upon exercise of options exercisable within 60 days.

BOARD COMMITTEES AND ATTENDANCE

    In addition to an Executive Committee and other single purpose committees established from time to time to assist the Board of Directors with particular tasks, the Company's Board of Directors has the following standing committees: a Compensation and Stock Option Committee (the "Compensation Committee"), an Audit Committee and a Nominating Committee.

    The Compensation Committee is composed of Morris S. Weeden and Frederick P. Zuspan, M.D. The Compensation Committee is responsible for the recommendation and approval of salaries of executive officers and the review and approval of incentive plans and grants, including stock options and related programs. The Compensation Committee held six meetings during the year ended December 31, 1998.

    The Audit Committee is composed of Jackie M. Ward and Rod F. Dammeyer. The Audit Committee reviews the scope of the audit of the Company's consolidated financial statements by independent public accountants and their report on such audit, evaluates audit performance and reports on such matters to the Board of Directors. The Audit Committee held two meetings during the year ended December 31, 1998.

    The Nominating Committee is composed of Parker H. Petit, Donald R. Millard and Carl E. Sanders. The Nominating Committee identifies, screens and recommends candidates for appointment to the Board of Directors for consideration by the full Board of Directors of the Company and by the stockholders of the Company. The Committee will consider a candidate for a director proposed by a stockholder. A candidate must be highly qualified and be both willing and expressly interested in serving on the Board. A stockholder wishing to propose a candidate for the Committee's consideration should forward the candidate's name and information about the candidate's qualifications to Matria Healthcare, Inc., 1850 Parkway Place, Marietta, Georgia 30067, Attention: Corporate Secretary. The Nominating Committee held one meeting during the year ended December 31, 1998.

    During the year ended December 31, 1998, the Board of Directors held ten meetings. Each of the Directors who served as directors during 1998 attended more than 75% of the total number of Board meetings and meetings of committees of which he or she was a member during 1998.

EXECUTIVE COMPENSATION

    The following table sets forth compensation paid to the Company's Chief Executive Officer and the four other most highly compensated executive officers (the "Named Executive Officers") for their services in all capacities to the Company and its subsidiaries in each fiscal year during which such person served as an executive officer of the Company from the Merger Date to December 31, 1998:

                           SUMMARY COMPENSATION TABLE

                                                                                            LONG-TERM
                                                                                          COMPENSATION
                                                                ANNUAL COMPENSATION          AWARDS
                                                                                           SECURITIES            ALL OTHER
                    NAME AND                                  -----------------------      UNDERLYING            COMPENSA-
               PRINCIPAL POSITION                    YEAR     SALARY ($)   BONUS ($)       OPTIONS (#)         TION ($) (1)
-------------------------------------------------  ---------  ----------  -----------  -------------------  -------------------
Donald R. Millard................................       1998  $  367,914   $     -0-          160,750           $   261,324
  President and Chief Executive Officer                 1997     242,302     243,452          180,000               122,061
                                                        1996     170,769      40,000           30,000                 4,740

Frank D. Powers..................................       1998     312,892         -0-           96,450               228,437
  Executive Vice President and Chief Operating          1997     250,143     223,819          200,000               123,855
  Officer                                               1996     181,923         -0-           40,000                 4,413

Roberta L. McCaw (2).............................       1998     138,184         -0-           18,575                93,521
  Vice President--Legal, General Counsel and
  Secretary

Thornton A. Kuntz, Jr............................       1998     167,523         -0-           19,290               106,958
  Vice President-Administration                         1997     150,946      95,873           17,250                 4,043
                                                        1996     138,519         -0-           15,000                 3,657

Yvonne V. Scoggins...............................       1998     162,096         -0-           19,290               118,967
  Vice President, Chief Accounting Officer and          1997     144,713      81,195           14,375                 4,648
  Treasurer                                             1996     131,349      14,000           12,500                 4,207

------------------------

(1) For 1996, represents the value of group term life insurance, officer term life insurance and the Company's matching contributions under the Company's 401(k) Profit Sharing Plan. Details of amounts reported in "All Other Compensation" column for 1997 and 1998 are provided in the table below. Effective January 1, 1997, Messrs. Millard and Powers agreed to forego vested benefits under the Company's non-qualified retirement plan in exchange for entering into a split-dollar life insurance arrangement with the Company. Effective July 1, 1998, the Company entered into split-dollar life insurance agreements with Mr. Kuntz, Ms. Scoggins and Ms. McCaw. The amounts shown below as "Split Dollar Insurance Premium Value" represent the present value of the earnings projected to accrue for the employee's benefit on the current year's insurance premium paid by the Company plus the portion of the premium paid allocable to the term life insurance provided under the policy.

ITEM                                                          MR. MILLARD  MR. POWERS    MS. MCCAW   MR. KUNTZ   MS. SCOGGINS
-------------------------------------------------             -----------  -----------  -----------  ----------  ------------

Officer Term Life Insurance......................       1998   $   5,942    $   4,840    $     561   $      907   $    1,279
                                                        1997       1,340          426          N/A          270          648

Split Dollar Insurance Premium Value.............       1998   $ 250,582    $ 218,797    $  88,160   $  101,251   $  112,888
                                                        1997     116,721      119,429          N/A          -0-          -0-

401(k) Matching Contributions....................       1998   $   4,800    $   4,800    $   4,800   $    4,800   $    4,800
                                                        1997       4,000        4,000          N/A        3,773        4,000

Total All Other Compensation.....................       1998   $ 261,324    $ 228,437    $  93,521   $  106,958   $  118,967
                                                        1997     122,061      123,855          N/A        4,043        4,648

------------------------

(2) Ms. McCaw was promoted to this position on April 27, 1998.

STOCK OPTIONS

    The following table contains information concerning the grant of stock options to the Named Executive Officers of the Company during 1998:

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                       INDIVIDUAL GRANTS                             POTENTIAL REALIZABLE
                                           -----------------------------------------                   VALUE AT ASSUMED
                                            NUMBER OF     % OF TOTAL                                   ANNUAL RATES OF
                                           SECURITIES    OPTIONS/SARS     EXERCISE                   STOCK PRICE APPRECI-
                                           UNDERLYING     GRANTED TO         OR                        ATION FOR OPTION
                                             OPTIONS       EMPLOYEES        BASE                           TERM (2)
                                             GRANTED       IN FISCAL        PRICE     EXPIRATION   ------------------------
NAME                                         (#) (1)         YEAR          ($/SH)        DATE        5% ($)      10% ($)
-----------------------------------------  -----------  ---------------  -----------  -----------  ----------  ------------
Donald R. Millard........................     160,750          20.63%     $    5.25     2/24/2008  $  530,748  $  1,345,019
Frank D. Powers..........................      96,450          12.38%          5.25     2/24/2008     318,449       807,011
Roberta L. McCaw.........................      16,075           2.06%          5.25     2/24/2008      59,953       151,933
                                                2,500            .32%         4.375     4/23/2008
Thornton A. Kuntz, Jr....................      19,290           2.47%          5.25     2/24/2008      63,690       161,402
Yvonne V. Scoggins.......................      19,290           2.47%          5.25     2/24/2008      63,690       161,402

------------------------

(1) These options to purchase the Company's Common Stock were granted under the Company's 1997 Stock Incentive Plan (the "1997 Plan") as follows: On February 24, 1998, 160,750, 96,450, 16,075, 19,290 and 19,290 option shares, respectively, to Mr. Millard, Mr. Powers, Ms. McCaw, Mr. Kuntz and Ms. Scoggins and on April 23, 1998, 2,500 option shares to Ms. McCaw. For each option granted under the 1997 Plan, full vesting shall occur not before two years and not later than four years from the date of grant (the "Vesting Measurement Date"), based on performance vesting thresholds.

(2) Based on actual option term and annual compounding. These amounts are calculated pursuant to applicable requirements of the SEC and do not represent a forecast of the future appreciation of the Company's Common Stock.

STOCK OPTION EXERCISES

    The following table sets forth information with respect to the Named Executive Officers concerning the exercise of options in 1998 and unexercised options held as of the end of the fiscal year:

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                           AND FY--END OPTION VALUES

                                                         VALUE          NUMBER OF SECURITIES
                                                       REALIZED        UNDERLYING UNEXERCISED       VALUE OF UNEXERCISED IN-
                                                     (MARKET PRICE     OPTIONS AT FISCAL YEAR     THE-MONEY OPTIONS AT FISCAL
                                       SHARES             AT                   END(#)                   YEAR END($) (1)
                                      ACQUIRED       EXERCISE LESS   --------------------------  ------------------------------
NAME                               ON EXERCISE (#)  EXERCISE PRICE)  EXERCISABLE  UNEXERCISABLE  EXERCISABLE    UNEXERCISABLE
---------------------------------  ---------------  ---------------  -----------  -------------  -----------  -----------------
Donald R. Millard................        20,000        $  27,618        175,000        260,750    $  26,199             -0-
Frank D. Powers..................        32,667           52,704        146,667        209,783          -0-             -0-
Roberta L. McCaw.................           -0-              -0-          5,312         24,888          -0-             -0-
Thornton A. Kuntz, Jr............         4,168            2,335         35,293         32,915        5,823             -0-
Yvonne V. Scoggins...............           -0-              -0-         15,522         30,643          -0-             -0-

------------------------

(1) Based on $2.875, the last sale price of the Company's Common Stock on December 31, 1998.

COMPENSATION OF DIRECTORS

    Mr. Gainor and the Directors who are employees of the Company receive no additional compensation for serving on the Board of Directors. With the exception of Mr. Gainor, Directors who are not employees of the Company ("Non-Employee Directors") receive a fee of $3,000 per quarter, plus $1,000 for each Board meeting attended and $750 for each Committee meeting attended on a day other than a Regular Meeting of the Board, and are reimbursed for any travel expenses incurred. In lieu of the above retainer and meeting fees, Mr. Petit is paid a fee of $37,500 per quarter for his services as Chairman of the Board. In addition, under the 1996 Director's Non-Qualified Stock Option Plan, all Non-Employee Directors other than Mr. Gainor are entitled to receive an initial grant of options to purchase 5,000 shares of the Company's Common Stock and at each annual meeting of stockholders after their first full year serving as a director, an additional grant of options to purchase 10,000 shares of Common Stock. The option price for all such options is the fair market value of the underlying Common Stock on the date of grant. Options have a ten year term and vest monthly over 12 months. In addition, with the exception of Mr. Petit, each of the Non-Employee Directors who served during 1998 were awarded non-plan options to purchase 20,000 shares of Common Stock. Mr. Petit received an award of options to purchase 60,000 shares of Common Stock under the Company's 1997 Stock Incentive Plan. The option price for these options was $5.25 per share, which was the fair market value of the underlying Common Stock on the date of grant. These options also have a ten year term and vest monthly over 12 months.

SEVERANCE AGREEMENTS

    On April 27, 1999, the Company entered into severance agreements with Mr. Millard, Mr. Powers and Ms. Scoggins. The severance agreements provide for a lump sum severance payment to the executive in the event that the executive's employment is involuntarily terminated for reasons other than the executive's death, disability or "cause" (defined as certain acts of criminal or civil fraud), or if the executive voluntarily terminates employment for "good reason" (defined as failure to be reelected as an officer of the Company, reduction in base salary, discontinuance of certain incentive or stock option plans or actions materially adversely affecting the executive's participation therein, or failure to honor earned and accrued vacation balances). The severance payment would be in an amount equal to two times the executive's annual base salary and targeted base bonus as of the date of the agreement (the "Severance Amount"). Mr. Powers also would be entitled to a lump sum severance payment if he voluntarily terminates his employment without "good reason" at any time after the first year of the agreement. In such case, the severance payment would be equal to the Severance Amount less the amount of any gain accruing to Mr. Powers after the date of the agreement with respect to stock options granted to him by the Company (whether the grant date is before or after the date of the agreement) through the earlier of the date of exercise or the date of expiration of the option. In addition, in circumstances in which an executive is entitled to a severance payment, the executive also will be entitled to receive, for a period of two years after the date of termination, life, disability and health insurance coverage, automobile allowances and other fringe benefits equivalent to those in effect at the date of termination of employment. The agreements require the executive to comply with certain covenants, which preclude the executive from competing with the Company or soliciting customers or employees of the Company for a period of two years following termination of employment.

    At its April 27, 1999 meeting, the Board approved change in control severance agreements for Mr. Millard, Mr. Powers and Ms. Scoggins. Although formal agreements have yet to be finalized, the arrangement approved by the Board contemplates that if the executive's employment with the Company terminates following the consummation of a "change in control" for reasons other than the executive's death, disability or retirement, or by the Company for "cause" (as defined in the preceding paragraph), or if the executive terminates employment for "good reason" (which is defined to include the reasons set forth in the preceding paragraph as well as other reasons, such as a reduction in powers and responsibilities or an adverse change in title), the executive may elect to receive, in lieu of any severance payments provided in the agreement described above, a lump sum severance payment equal to three times the executive's annual base salary and targeted base bonus as of the date of the agreement. In addition, such executive shall be entitled to receive, for a period of three years after the date of termination, all life, disability and health insurance coverage, automobile allowances and other fringe benefits equivalent to those in effect at the date of termination and will be entitled to receive additional amounts, if any, relating to any excise taxes imposed on the executive as a result of Section 280(g) of the Internal Revenue Code of 1986, as amended (the "Code"). The agreement will require the executive to comply with certain covenants, which preclude the executive from competing with the Company or soliciting customers or employees of the Company for a period of three years following termination of employment.

    NOTWITHSTANDING ANYTHING TO THE CONTRARY SET FORTH IN ANY OF THE COMPANY'S PREVIOUS FILINGS UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, THAT MIGHT INCORPORATE FUTURE FILINGS, INCLUDING THIS PROXY STATEMENT, IN WHOLE OR IN PART, THE FOLLOWING REPORT AND THE STOCK PERFORMANCE GRAPH SHALL NOT BE INCORPORATED BY REFERENCE INTO ANY SUCH FILINGS.

            COMPENSATION COMMITTEE REPORT ON CORPORATE COMPENSATION

    OVERALL OBJECTIVES AND APPROACH. Prior to the Merger the levels of compensation of the Named Executive Officers were determined by the respective Compensation Committees and Boards of Directors of the companies (Tokos or Healthdyne) by which such individuals were employed. Although certain adjustments were made to reflect revised responsibilities after the Merger and the consolidation of benefit plans, in 1996 the Company did not undertake an overall review of its compensation programs for executives. In 1997 the Company engaged William M. Mercer, Incorporated ("Mercer"), a recognized consulting firm with a specialty in employee compensation to conduct a review of its overall compensation program, including base compensation, incentive compensation and stock option programs and to compare the Named Executive Officers to positions of similar responsibility at other companies both within and outside of the healthcare industry. A report was presented by Mercer to the Compensation Committee in April 1997 and, in part, formed the basis for the Compensation Committee's 1997 and 1998 compensation recommendations.

    In making its compensation determinations, the Compensation Committee evaluates, on both an absolute and relative basis, a variety of Company financial results (including sales, earnings, return on equity, return on assets and balance sheet strength), market share and competitive position, the potential for future growth, the overall importance of the individual to the organization, the individual and group performance of senior management and compensation levels at comparable companies, especially within the healthcare industry. In formulating its determinations, it recognizes and rewards achievements on an annual basis, while emphasizing the value and importance of sustained long-term performance and recognition of developing trends within the healthcare industry. The Compensation Committee reviews information prepared or compiled by the Company, as well as draws on the business experience of the individual members of the Compensation Committee.

    CASH COMPENSATION. Officers and other employees are compensated within salary ranges that are generally based on similar positions in companies of comparable size and complexity to the Company. The actual base pay level for each officer is based on a combination of experience, performance and other factors that are determined to be important by the Committee. The salary of most officers is generally reviewed annually at the beginning of each year, with the amount of any increases based on factors such as Company performance, general economic conditions, marketplace compensation trends and individual performance.

    Cash bonuses for management are paid under the Company's incentive bonus plan (the "MIP Plan"). Bonuses under the MIP Plan are computed as a percentage of year-end base salary. The amount of and entitlement to bonuses paid under the MIP Plan are based upon the performance of the Company in comparison to its operating budget. The Committee determines the participants in the MIP Plan and sets the target bonus levels and performance criteria in the first quarter of each year.

    STOCK OPTIONS. On Mercer's recommendation, the Company grants stock options to certain of its management employees, based on guidelines that take salary level, tenure, individual performance rating and importance to the Company into account. Stock options have been granted at exercise prices equal to the market price on the date of grant and typically become exercisable in one of two ways (either (i) based on the financial performance of the Company or (ii) in three annual installments commencing on the first anniversary of the grant), and expire on the tenth anniversary.

    CEO COMPENSATION. The compensation of Mr. Millard, who has served as the Company's Chief Executive Officer since October 1997, consisted of the same components as for other senior executives, namely base salary, bonus and stock options. In establishing the chief executive officer's compensation, the Committee applied the principles outlined above in essentially the same manner as they were applied to the other executives. Mr. Millard's compensation was re-evaluated by the Compensation Committee in October 1997 in connection with Mr. Millard's promotion to President and Chief Executive Officer. Based on Mr. Millard's contribution to the Company's strong performance in the first three quarters of 1997 and increased responsibilities, the Compensation Committee increased Mr. Millard's annual salary rate from $222,000 to $235,320 effective for the period from February 1, 1997 through October 31, 1997, and to $310,000 effective November 1, 1997. In February 1998, the Board granted options to Mr. Millard to purchase 160,750 shares of the Company's Common Stock.

                COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

                 Parker H. Petit (ex-officio non-voting member)
                                Morris S. Weeden
                              Frederick P. Zuspan

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    The Compensation Committee is responsible for executive compensation decisions as described above. During 1998, the Compensation Committee consisted of Morris S. Weeden and Frederick P. Zuspan

                               PERFORMANCE GRAPH

    The following graph shows a comparison of cumulative total returns for the periods in question for the Company, the S&P 500 Index and the S&P Healthcare Composite Index. The graph assumes that the value of the investment in the Company's Common Stock and each index was $100 at April 1, 1996 (the first day of the first full month of trading of the Common Stock of the Company), and that all dividends (there were none) were reinvested. The Company's Common Stock commenced trading on March 8, 1996, closing at a price of $8.875 on that date and $8.375 on April 1, 1996.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

               MATRIA HEALTHCARE, INC   S&P 500 INDEX    S&P HEALTHCARE COMPOSITE
April 1, 1996                 $100.00          $100.00                     $100.00
1996                           $56.72          $116.70                     $116.23
1997                           $67.17          $155.63                     $167.04
1998                           $34.33          $200.10                     $240.89

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    Mr. Carl E. Sanders, a director of the Company, is also the Chairman of Troutman Sanders LLP, a law firm based in Atlanta, Georgia, which provided certain legal services to the Company in fiscal year 1998 and is expected to be retained by the Company in the future.

    Mr. Mark J. Gainor, a director of the Company, is also the President and Chief Executive Officer of Lucor Holdings, LLC, which entered into an agreement with the Company, effective January 19, 1999, to provide management services to the Company's diabetes supplies and services division. The agreement has a term extending through December 31, 2008, but can be cancelled by either party on 60 days' notice at the end of each calendar year during the term. Management fees during 1999 are payable at an annual rate of $800,000. Fees payable in subsequent years will be established by agreement of Lucor Holdings, LLC and the Company's Board of Directors.

    Mr. Gainor indirectly owns a controlling interest in and is the President and Chief Executive Officer of Gainor Medical Management, L.L.C. ("Gainor Medical"), and SZ Investments, L.L.C. ("SZI"), a company controlled by Mr. Sam Zell, owns a minority interest in Gainor Medical. Mr. Rod F. Dammeyer, also a director of the Company, is the managing partner of Equity Group Corporate Investments, a privately held investment firm also controlled by Mr. Zell. Both Mr. Gainor and Mr. Dammeyer serve on Gainor Medical's Management Committee.

    On January 19, 1999, pursuant to the Company's acquisition of Gainor Medical, the Company entered into a five year standstill agreement (the "Standstill Agreement") with Mr. Gainor and SZI which allows Mr. Gainor and SZI to increase their stock ownership in the Company to an aggregate of up to 35% of the Company's Common Stock, on a fully diluted basis, subject to a requirement that they refrain from any attempt to gain control of the Company during the term of the Standstill Agreement. Pursuant to this transaction, the Company amended its shareholder rights plan to permit the acquisition of shares by Mr. Gainor, SZI and their respective affiliates and permitted transferees within the limits set forth in the Standstill Agreement. The acquisition agreement related to the Gainor Medical transaction also provides for the issuance to Gainor Medical by the Company in the year 2000 of up to $35 million of contingent subordinated notes payable up to five years after issuance and bearing interest at twelve percent per annum, 8% to be paid quarterly and 4% accruing to maturity, if certain performance thresholds are achieved during 1999.

    On April 2, 1998, the Company made a loan to Mr. Petit, a director of the Company, in the principal sum of $1,036,287. The loan was repaid with interest at 6% per annum on January 1, 1999.

                              INDEPENDENT AUDITORS

    The Board of Directors has appointed KPMG Peat Marwick LLP to audit the accounts of the Company and its subsidiaries for the fiscal year ending December 31, 1999. A representative of KPMG Peat Marwick LLP will be present at the Annual Meeting and will have the opportunity to make a statement if he or she so desires and will be available to respond to appropriate stockholder questions.

                  STOCKHOLDER PROPOSALS AT THE COMPANY'S NEXT
                         ANNUAL MEETING OF STOCKHOLDERS

    The 2000 Annual Meeting of Stockholders ("2000 Annual Meeting") is anticipated to be held in June 2000. A notice of intent of a stockholder of the Company to make a nomination or to bring any other proposal before the 2000 Annual Meeting must comply with the requirements set forth in the Company's Bylaws and must be received by the Secretary of the Company not more than 90 days and not less than 60 days in advance of the 2000 Annual Meeting. However, in the event less than 40 days' notice or prior public disclosure of the date of the 2000 Annual Meeting is given to stockholders, a notice of a stockholder to bring a matter before the 2000 Annual Meeting, to be timely, must be received no later than the close of business on the tenth day following the date that notice of the 2000 Annual Meeting was mailed or such public disclosure was made, whichever occurs first. The Company will furnish copies of the Bylaw provisions which set forth the requirements for the notice of intent by a stockholder upon written request to the Secretary of the Company at the address set forth below.

    In order for proposals by stockholders to be considered for inclusion in the proxy statement and form of proxy to be distributed by the Board in connection with the 2000 Annual Meeting, stockholders of the Company must submit such proposals to the Company no later than January 14, 2000. However, if the 2000 Annual Meeting is held on a date more than 30 days before or after June 23, 2000, any stockholder who wishes to have a proposal included in the Company's proxy statement for the 2000 Annual Meeting must submit the proposal to the Company within a reasonable time before the Company begins to print and mail its proxy materials.

    Notices of intention to present proposals at the 2000 Annual Meeting or requests in connection therewith should be addressed to Matria Healthcare, Inc., 1850 Parkway Place, Marietta, Georgia 30067, Attention: Corporate Secretary.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Securities Exchange Act of 1934, as amended, (the "Act") requires the Company's directors and executive officers and persons who own more than ten percent of a registered class of the Company's equity securities to file reports with the SEC regarding beneficial ownership of Common Stock and other equity securities of the Company. To the Company's knowledge, based solely on a review of copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended December 31, 1998, all officers, directors and greater than ten percent beneficial owners complied with the Section 16(a) filing requirements of the Act in all instances with the exception of Form 4 Reports of Changes in Beneficial Ownership relating to (i) the purchase of common stock by Frederick
P. Zuspan, M.D. and (ii) the exercise of an option to purchase common stock by Thornton A. Kuntz, Jr.

                     ANNUAL REPORT AND FINANCIAL STATEMENTS

    The Company will furnish without charge a copy of its Annual Report on Form 10-K filed with the SEC for the fiscal year ended December 31, 1998, including financial statements and schedules, to any record or beneficial owner of its Common Stock as of June 16, 1999 upon written or oral request of such person. Requests for such copies should be directed to:

                                          Matria Healthcare, Inc.
                                          1850 Parkway Place
                                          Marietta, Georgia 30067
                                          Attention: Corporate Secretary
                                          (770) 767-4500

    If the person requesting the Form 10-K was not a stockholder of record on May 5, 1999, the request must include a representation that such person was a beneficial owner of the Common Stock on that date. Copies of any exhibit(s) to the Form 10-K will be furnished on request and upon the payment of the Company's expenses in furnishing such exhibit(s).

                                    GENERAL

    Management does not know of any other business to come before the 1999 Annual Meeting. If, however, other matters do properly come before the 1999 Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgement.

                                          Roberta L. McCaw
                                          Secretary

June 22, 1999

                            MATRIA HEALTHCARE, INC.
                               1850 PARKWAY PLACE
                            MARIETTA, GEORGIA 30067
                 SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
               FOR ANNUAL MEETING OF STOCKHOLDERS, JULY 23, 1999

    The undersigned hereby appoints Donald R. Millard and Roberta L. McCaw, and each of them, proxies, with full power of substitution and with discretionary authority, to represent and to vote in accordance with the instructions set forth below, all shares of Common Stock of Matria Healthcare, Inc. held of record by the undersigned on June 16, 1999 at the 1999 Annual Meeting of Stockholders to be held at 1850 Parkway Place, Suite 320, Marietta, Georgia, at 10:30 a.m. on Friday, July 23, 1999 and any adjournments thereof.

1.   Election of Class I     / / FOR all nominees listed     / / WITHHOLD
     Directors               below (except as written to     AUTHORITY
                             the contrary below)               to vote for all
                                                               nominees listed
                                                               below

            Donald R. Millard, Rod F. Dammeyer and Carl E. Sanders.

(INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below.)

--------------------------------------------------------------------------------

2. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

                          (Continued on Reverse Side)

(Continued from other side)

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR"
ITEM 1.

PLEASE SIGN EXACTLY AS NAME APPEARS ON STOCK CERTIFICATE.

                                              If stock is held in the name of
                                              two or more persons, all must
                                              sign. When signing as attorney, as
                                              executor, administrator trustee,
                                              or guardian, please give full
                                              title as such. If a corporation,
                                              please sign in full corporate name
                                              by President or other authorized
                                              officer. If a partnership, please
                                              sign in partnership name by
                                              authorized person.
                                              Dated: ___________________________
                                              __________________________________
                                                          Signature
                                              __________________________________
                                                  Signature if Held Jointly

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.